Exhibit 99.1

TECHNIQUES APPLIQUEES AUX ARTS GRAPHIQUES, S.P.A.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

AND FOR THE THREE MONTHS ENDED
 MARCH 31, 2011 AND 2010 (UNAUDITED)

TECHNIQUES APPLIQUEES AUX ARTS GRAPHIQUES, S.P.A.

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEETS AS OF DECEMBER 31, 2010 AND DECEMBER 31, 2009 AND MARCH 31, 2011 (UNAUDITED)

PAGE	3	STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED) AND 2010 (UNAUDITED)

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED)

PAGE	5	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED) AND 2010 (UNAUDITED)

PAGES	6-12	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The Board of Directors
Techniques Appliquées aux Arts Graphiques, S.p.a.

We have audited the accompanying balance sheets of Techniques Appliquées aux Arts Graphiques, S.p.a. (the "Company") as of December 31, 2010 and 2009 and the related statements of operations and comprehensive loss, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Techniques Appliquées aux Arts Graphiques, S.p.a. as of  December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 13, on March 31, 2011, Fimmotaag, the Company’s parent company, entered into a stock purchase agreement with Derycz Scientific, Inc. (Derycz), a publicly held company, pursuant to which Derycz acquired all of the outstanding capital stock of the Company.

Weinberg & Company, P.A.

Los Angeles, California
June 20, 2011

Techniques Appliquées aux Arts Graphiques, S.p.a.
Balance Sheets

	March 31,	December 31,
	2011	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$325,383	$140,007	$244,993
Receivables
Trade accounts receivable, net	2,074,914	2,543,199	3,473,508
Due from factor	—	115,690	—
Inventories	883,671	948,030	973,048
Prepaid expenses	230,588	139,158	152,180
Other current assets	126,992	236,432	199,418

TOTAL CURRENT ASSETS	3,641,548	4,122,516	5,043,147

PROPERTY AND EQUIPMENT, net	1,578,915	1,702,177	2,804,531

DEPOSITS AND OTHER ASSETS	113,017	106,817	115,479

TOTAL ASSETS	$5,333,480	$5,931,510	$7,963,157

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Accounts payable	$2,331,089	$2,575,342	$3,249,109
Accrued expenses	910,212	1,251,477	1,273,902
Capital lease obligation, current portion	602,430	560,871	618,720
Notes payable, current portion	321,391	314,307	414,886
Due to factor	27,832	—	—
Advances from parent	267,907	263,280	122,741
TOTAL CURRENT LIABILITIES	4,460,861	4,965,277	5,679,358

CAPITAL LEASE OBLIGATION, less current portion	1,410,268	1,469,256	2,195,576
NOTES PAYABLE, less current portion	119,833	123,906	201,653
TOTAL LIABILITIES	5,990,962	6,558,439	8,076,587

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
Common stock: $120 par value; 1,000 shares
authorized, issued and outstanding	120,000	120,000	120,000
Accumulated other comprehensive income	63,110	102,844	93,618
Accumulated deficit	(840,592)	(849,773)	(327,048)

TOTAL STOCKHOLDERS' DEFICIENCY	(657,482)	(626,929)	(113,430)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$5,333,480	$5,931,510	$7,963,157

See notes to financial statements

Techniques Appliquées aux Arts Graphiques, S.p.a.
Statements of Operations and Comprehensive Loss

	Year Ended		Three Months Ended
	December 31,		March 31,
	2010	2009	2011	2010
			(Unaudited)	(Unaudited)
NET SALES	$13,599,137	$15,005,841	$3,702,446	$3,598,813

COST OF SALES	8,335,298	9,148,006	2,317,050	2,203,039

GROSS PROFIT	5,263,839	5,857,835	1,385,396	1,395,774

OPERATING EXPENSES:
General and administrative	5,524,086	6,392,953	1,332,520	1,516,973
Marketing and advertising	25,774	49,297	7,752	28,488

TOTAL OPERATING EXPENSES	5,549,860	6,442,250	1,340,272	1,545,461

INCOME (LOSS) FROM OPERATIONS	(286,021)	(584,415)	45,124	(149,687)

Other Income (expense)	24,953	(35,140)	—
Interest expense	(142,389)	(178,763)	(35,943)	(34,263)

NET INCOME (LOSS)	(403,457)	(798,318)	9,181	(183,950)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	9,226	89,418	(39,734)	12,225

COMPREHENSIVE LOSS	$(394,231)	$(708,900)	$(30,553)	$(171,725)

See notes to financial statements

Techniques Appliquées aux Arts Graphiques, S.p.a.
Statement of Stockholders' Equity (Deficiency)
For the years ended December 31, 2010 and 2009
and for the three months ended March 31, 2011 (Unaudited)

	Common stock
	Shares	Amount	Retained earnings (Accumulated Deficit)	Other Comprehensive Income (Loss)	Total
Balance, January 1, 2009	1,000	$120,000	$471,270	$4,200	$595,470
Net loss			(798,318)		(798,318)
Foreign currency translation				89,418	89,418
Balance December 31, 2009	1,000	120,000	(327,048)	93,618	(113,430)
Dividend payment			(119,268)		(119,268)
Net loss			(403,457)		(403,457)
Foreign currency translation				9,226	9,226
Balance, December 31, 2010	1,000	120,000	(849,773)	102,844	(626,929)
Net income			9,181		9,181
Foreign currency translation				(39,734)	(39,734)
Balance, March 31, 2011 (Unaudited)	1,000	$120,000	$(840,592)	$63,110	$(657,482)

See notes to financial statements

Techniques Appliquées aux Arts Graphiques, S.p.a.
Statements of Cash Flows

	Years ended December 31,		Three months ended March 31,
	2010	2009	2011	2010
			(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(403,457)	$(798,318)	$9,181	$(183,950)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	878,890	1,027,954	241,735	252,696
Changes in operating assets and liabilities:
Trade accounts receivable	669,720	1,140,895	611,362	867,624
Due from factor	(115,891)	—	146,294	—
Inventories	(48,390)	(26,738)	121,062	112,528
Prepaid expenses and other current assests	(50,798)	(142,353)	40,703	56,015
Accounts payable and accrued expenses	(355,973)	(779,993)	(804,451)	(1,002,921)
Net cash provided by operating activities	574,101	421,447	365,886	101,992

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits	(40)	(6,359)	600	—
Purchase of property and equipment	(39,508)	(165,466)	(16,898)	(4,039)
Net cash used in investing activities	(39,548)	(171,825)	(16,298)	(4,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligations	(573,088)	(595,162)	(142,536)	(147,328)
Increase in notes payable	—	305,316	—	100,845
Principal payments on notes payable	(132,094)	(155,267)	(24,202)	(45,720)
Due to parent	150,049	122,741	(11,808)
Net cash used in financing activities	(555,133)	(322,372)	(178,546)	(92,203)

Effect of foreign currency translation	(84,406)	41,791	14,334	(15,540)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(104,986)	(30,959)	185,376	(9,790)

CASH AND CASH EQUIVALENTS, Beginning of period	244,993	275,952	140,007	244,993

CASH AND CASH EQUIVALENTS, End of period	$140,007	$244,993	$325,383	$235,203

Supplemental Disclosure Information
Cash paid for interest	$142,389	$178,763	$35,943	$34,263
Cash paid for income taxes	$—	$—	$—	$—

See notes to financial statements

Techniques Appliquées aux Arts Graphiques, S.p.a.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2010 and 2009
and for the three months ended March 31, 2011 and 2010 (Unaudited)

Note 1 — Organization, Nature of Business

Organization and nature of business

Techniques Appliquées aux Arts Graphiques, S.p.a.  (the “Company” or “TAAG”) is organized in France.  The Company provides commercial printing services.  The Company conducts substantially all of its business activities in France and in the European Union.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and includes the accounts of the Company.

Unaudited Interim Consolidated Financial Statements

The unaudited interim consolidated financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and entries) considered necessary for a fair presentation have been included.  Unaudited operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011.  All information disclosed in the footnotes in relation to the three months ended March 31, 2011 and 2010 is unaudited.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

The more significant items subject to such estimates and assumptions include the carrying amount and useful lives of property and equipment, valuations of accounts receivable and inventories.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

Fair Value Measurements

The fair value hierarchy consists of the following three levels:

Level 1 –Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 –Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally  from or corroborated by observable market data.

Level 3 –Inputs are derived from valuation techniques in which one or more significant input or value drivers are unobservable.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis and thus trade receivables do not bear interest. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral to support such receivables. The Company regularly reviews the accounts receivable aging and applies various expected loss percentages to certain accounts receivable categories based upon historical bad debt experience in order to determine whether an allowance for doubtful accounts resulting from the inability, failure or refusal of customers to make required payments, is appropriate.  The Company established an allowance for doubtful accounts of $25,500, $18,015 and $22,175 as of March 31, 2011, December 31, 2010 and December 31, 2009, respectively.

Property and equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years.  Assets acquired under capital leases are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases.  Amortization of assets acquired under capital leases is included in depreciation expense.  Repairs and maintenance costs are charged to expense as incurred.  When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the results of operations.

Long-Lived Assets

Long-lived assets include property and equipment.  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.  If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets.  If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s estimates, there were no impairment charges for long-lived assets for the years ended December 31, 2010 and 2009.

Revenue Recognition

The Company recognizes revenue from printing services when the sales process is deemed complete and associated revenue has been earned, which occurs when services have been rendered and the printed materials have been delivered to the customer. The Company's policy is to recognize revenue when services have been performed, risk of loss and title to the product transfers to the customer, the selling price is fixed and determinable and collectability is reasonably assured.

Other Comprehensive Income (Loss)

Comprehensive income (loss) includes the Company’s net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders.  Other comprehensive income (loss) includes foreign currency translation adjustments.

Concentration of credit risk

One customer accounted for 18% of the revenues for the year ended December 31, 2010 and one customer accounted for 16% of the revenue for the year ended December 31, 2009.

As of December 31, 2010, two customers accounted for 22% and 14% of accounts receivable, and two customers accounted for 23% and 16% of accounts receivable at December 31, 2009.  During the year ended December 31, 2010 the Company's purchases from two vendors represented 24% and 20% of our cost of goods sold and during the year ended December 31, 2009, the Company's purchases from two vendors represented 23% and 17% of our costs of goods sold.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and unsecured trade accounts receivable.

Cash denominated in Euros with a US dollar equivalent of $325,383, $140,007, and $244,993 at March 31, 2011, December 31, 2010 and 2009, respectively, was held in accounts at financial institutions located in Europe.  The Company has not experienced any losses in such accounts and does not believe the cash is exposed to any significant risk.

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Foreign currency translation

The accompanying financial statements are presented in United States dollars, however, the functional currency of the Company is the Euro. Capital accounts of the Company are translated into United States dollars from foreign currency at their historical exchange rates.  Assets and liabilities are translated at the exchange rate as of the balance sheet date and income and expenses are translated at the average exchange rate of the period.

Shipping and handling costs

The Company includes shipping and handling charges billed to its customers in its revenues, and classifies shipping and handling costs of the sale of its products as a component of cost of sales.  Those costs were approximately $334,132 and $196,247 for the years ended December 31, 2010 and 2009, respectively.

Marketing and advertising expenses

Marketing and advertising expenses are expensed as incurred and consist primarily of various forms of advertising. Marketing and advertising expense amounted to $25,774 and $49,297 for the years ended December 31, 2010 and 2009, respectively.

Recently issued accounting pronouncements

Recently issued accounting pronouncements issued by the Financial Accounting Standards Board (the “FASB”) (including its Emerging Issues Task Force), the AICPA, and the Securities Exchange Commission have either been implemented or are not significant to the Company.

Note 3 — Inventories

Inventories consist of the following at:

	March 31, 2011 (Unaudited)	December 31, 2010	December 31, 2009
Raw materials/paper	$122,285	$129,398	$169,902
Work in process	220,281	181,876	143,773
Finished goods	572,269	666,051	679,700
	914,835	977,325	993,375
Reserve	(31,164)	(29,295)	(20,327)
	$883,671	$948,030	$973,048

Note 4 — Property and Equipment

Property and equipment consists of the following as of March 31, 2011, December 31, 2010, and December 31 2009:

	March 31, 2011	December 31, 2010	December 31, 2009
	(Unaudited)
Computer equipment	$159,268	$148,036	$195,974
Software	58,063	54,578	57,818
Printing equipment	4,764,145	4,465,930	4,822,344
Furniture and fixtures	26,558	24,964	26,999
Vehicles	151,468	142,378	141,627
Leasehold improvements	357,900	334,039	361,260
	5,517,402	5,169,925	5,606,022
Less accumulated depreciation	(3,938,487)	(3,467,748)	(2,801,491)
	$1,578,915	$1,702,177	$2,804,531

Printing equipment includes $4,192,078, $3,942,903 and $4,264,239 of equipment under capital leases and related accumulated depreciation of $2,940,528, $2,567,046 and $1,974,222 as of March 31, 2011, December 31, 2010 and 2009, respectively.

Depreciation expense for the years ended December 31, 2010 and 2009 was $932,051 and $1,001,927, respectively.

Note 5 — Leases

The Company leases its production facility and certain equipment under non-cancelable operating and capital leases expiring on various dates through 2017.   The Company’s future minimum lease payments under capital and operating leases that have noncancelable terms at March 31, 2011 are as follows for the years ended December 31:

	Capital leases	Operating leases
2011	$505,866	$129,000
2012	674,489	184,000
2013	605,600	214,000
2014	255,055	250,000
2015	127,532	250,000
Thereafter	—	428,000
Total future minimum lease payments	2,168,542	$1,455,000
Amounts representing interest	(155,844)
Net minimum lease payments	2,012,698
Less current portion	(602,430)
Long term portion of capital lease obligation	$1,410,268

Rent expense was approximately $295,000 and $301,000 for the years ended December 31, 2010 and 2009, respectively, and approximately $73,300 and $74,100 for the three months ended March 31, 2011 and 2010, respectively.   Amortization of capitalized leased assets is included in depreciation expense.

Note 6 – Notes payable

The  Company has entered into various loan agreements with financial institutions.  At March 31, 2011, December 31, 2010, and December 31, 2009, outstanding borrowings totaled $441,224, $438,213, and $616,539, respectively.  The notes mature through September 2014 and bear interest at 4.7% to 6.11% percent per annum, interest payable quarterly, and secured by all the assets of the Company.

Future principal payments under the notes payable at March 31, 2011 are as follows for the year ended December 31:

2011	$306,391
2012	50,955
2013	47,940
2014	35,938
Total future minimum principal payments	441,224
Less current portion	(321,391)
Long-term portion	$119,833

Note 7 – Factor Agreement

During 2010, the Company entered into a factoring agreement with ABN Amro (“ABN”) for working capital and credit administration purposes.  Under the agreement, ABN purchases trade accounts receivable assigned to ABN by the Company.  The accounts are sold at the invoice amount subject to a factor commission and other miscellaneous fees.  Trade accounts receivable not sold remain in the Company's custody and control and the Company maintains all credit risk on those accounts.

Under the agreement with ABN, the Company can borrow up to approximately $1.4 million (Euro 1,000,000), limited to 40% of its trade accounts.  The factor fee is 0.26% of the customer invoice including VAT and interest is charged on amount financed at Euribor + 1.2% (1.98% at March 31, 2011 and 1.79% at December 31, 2010).   At March 31, 2011, $102,395 was due from ABN, $130,227 was due to ABN, resulting in a net payable to ABN of $27,832.  At December 31, 2010, $281,490 was due from ABN, $165,800 was due to ABN, resulting in a net receivable from ABN of $115,690.

Note 8   — Income Taxes

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Year ended December 31,
	2011	2010
Federal income tax rate	(34.00)%	(34.00)%
Change in valuation allowance	34.00%	34.00%
Effective income tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  The deferred tax asset is primarily made up of losses incurred for income taxes that have been carried over to future periods.  The Company has provided a full valuation allowance on the deferred tax assets at December 31, 2010 and 2009 to reduce such asset to zero since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. At the date of adoption, and as of March 31, 2011 and December 31, 2010, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of March 31, 2011 and December 31, 2010, the Company had no accrued interest or penalties related to uncertain tax positions.

Note 9 - Retirement indemnity

The Company is required by French law to provide a retirement benefit indemnity for its employees. The provision for the retirement indemnity represents an accrual for lump-sum retirement indemnity payments to be paid at the time an employee retires.  At March 31, 2011, December 31, 2010, and December 31, 2009, the balance of the retirement indemnity recorded by the Company was approximately $21,000.

Note 10 - Stockholders’ Equity (Deficiency)

The capital stock of the Company consists of 1,000 shares authorized, issued, and outstanding.  Each share has a par value of $120.

Dividend Rights

Dividends may be distributed from the statutory retained earnings, subject to the requirements of French law and the Company’s by-laws.  For the year ended December 31, 2010, the Company declared and paid a dividend of $119,268.

Note 11 - Related party transactions

At March 31, 2011, December 31, 2010, and December 31, 2009, the Company owed Fimmotaag, its parent company, $267,907, $262,280, and $122,741, respectively.  The advances are non-interest bearing, unsecured, and due on demand.  Fimmotaag is owned by the Company’s two managing directors.

Note 12 - Contingencies

At March 31, 2011 and December 31, 2010, we were defendants in lawsuits associated with the normal conduct of our businesses and operations.  We believe that there are meritorious defenses to these actions and that these actions will not have a material adverse effect upon our results of operations, cash flows or financial condition.

Note 13 - Acquisition by Derycz Scientific, Inc.

On March 31, 2011, Fimmotaag, the Company’s parent company, entered into an amendment (the “Amendment”) modifying certain provisions of the agreement previously entered into by Fimmotaag on February 24, 2011 (the “Purchase Agreement”) with Derycz Scientific, Inc. (“Derycz”).  Pursuant to the terms of the Purchase Agreement, as modified by the Amendment, Derycz acquired all the outstanding capital stock of the Company for 336,921 shares of Derycz’s common stock valued at 750,000 Euros (approximately US$1,000,000), in addition to post-closing earn-out payments to be made to Fimmotaag based on achieving certain net revenue (as defined) targets during each of the five years ending December 31, 2011 through December 31, 2015.  Each year, the earn-out will be calculated based on the following formula: 20% of the first 200,000 Euros of net income before taxes of the Company for the applicable year; plus 30% of the net income before taxes of the Company between 200,000 and 300,000 Euros; plus 40% of the net income before taxes of the Company in excess of 300,000 Euros.